UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)
November 24, 2009
QUALITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

CALIFORNIA (State or other jurisdiction of incorporation)	001-12537 (Commission File Number)	95-2888568 (IRS Employer Identification Number)
18111 Von Karman, Suite 600
Irvine, California 92612
(Address of Principal Executive Offices)
(949) 255-2600
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     Employment Arrangement between the Company and Scott Decker.
     As described in Item 5.02 below, Scott Decker was appointed as the President of NextGen Healthcare Information Systems Software on November 24, 2009. In connection with Mr. Decker’s appointment, the Company and Mr. Decker have entered in to an unwritten at-will employment arrangement (“Decker Employment Arrangement”). Under the terms of the Decker Employment Arrangement, Mr. Decker will report to the Company’s Chief Operating Officer. Mr. Decker’s compensation will consist of the following components:
•	A base salary at an annualized rate of $350,000, payable in accordance with the Company’s normal payroll practices, and subject to all legally-required deductions.

•	A grant of options to purchase 25,000 shares of the Company’s common stock on November 30, 2009, pursuant to the terms and provisions of the Company’s Amended and Restated 2005 Stock Option Plan. The options will have an eight (8) year term, and will vest in equal, annual 20% installments over a five (5) year period beginning one (1) year following the date of grant. Such grant is in lieu of any other options for which Mr. Decker may have been eligible for the 2010 fiscal year.

•	Bonus eligibility of up to 60% of his annual base salary.

•	Group insurance coverage, together with other employment benefits available to employees of the Company on the same terms as for other executive employees of the Company.
     Further, under the terms of the Employment Arrangement, Mr. Decker is required to acquire prior to November 24, 2010 (to the extent possible subject to the Company’s insider trading policy and applicable securities laws) on the open market or through option exercises and hold throughout his tenure as an executive officer of the Company, a minimum of 2,000 shares of the Company’s common stock. In addition, to be eligible for the compensation set forth above, including, without limitation, the grant of options, Mr. Decker is required to execute the Company’s standard Confidentiality Agreement for its senior executives.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of President
     On November 24, 2009, Steven T. Plochocki resigned as President of the Company. Mr. Plochocki will continue to serve as the Chief Executive Officer.
Appointment of President and Chief Strategy Officer.
     On November 24, 2009, the Board of Directors of the Company created the new position of Chief Strategy Officer of the Company, reporting to the Chief Executive Officer of the Company. Upon the creation of such office and in order fill the vacancy created by Mr. Plochocki, the Board of Directors of the Company, upon recommendation of the Company’s Compensation Committee, appointed Patrick B. Cline as the President and Chief Strategy Officer of the Company, effective November 24, 2009. Mr. Cline will continue under his current compensation arrangement with the Company. Mr. Cline and the Company are party to an Indemnification Agreement, a form of which is filed with the Securities and Exchange Commission as Exhibit 10.6.1 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2005.
     Patrick B. Cline, age 48, is currently a director of the Company. Prior to his appointment as President and Chief Strategy Officer of the Company, Mr. Cline was the President of our NextGen Healthcare Information Systems Division since 1996. He served as our interim Chief Executive Officer from April to July 2000. Mr. Cline was a co-founder of Clinitec; a company we acquired in 1996, and has served as its President from its inception in January 1994. Prior to co-founding Clinitec, Mr. Cline served from July 1987 to January 1994 as Vice President of Sales and Marketing with Script Systems, a subsidiary of InfoMed, a healthcare information systems company. From January 1994 to May 1994, after the founding of Clinitec, Mr. Cline continued to serve, on a part-time basis, as Script Systems’ Vice President of Sales and Marketing. Mr. Cline has held senior positions in the healthcare information systems industry since 1981. Mr. Cline has been a director of our company since 2005.
Appointment of President, NextGen Healthcare Information Systems Software.
     On November 24, 2009, the Board of Directors of the Company created the new position of President of NextGen Healthcare Information Systems Software, a division of NextGen Healthcare Information Systems, Inc., a wholly owned subsidiary of the Company, and, upon recommendation of the Company’s Compensation Committee, appointed Scott Decker to fill such position, effective November 24, 2009.

     Scott Decker, age 44, has been the Senior Vice President, Marketing and Product Management of our NextGen Healthcare Information Systems Division since October 2007. Prior to that he was the Chief Executive Officer and President of Healthvision, Inc., a healthcare information technology company, from July 1999 to September 2007.
     The disclosure in Item 1.01 regarding the Decker Employment Arrangement between Mr. Decker and the Company are incorporated herein by reference.
     A copy of the news release announcing the appointment of Mr. Cline as President and Chief Strategy Officer and Mr. Decker as President of the Company’s NextGen Healthcare Information Systems Software is attached to this Form 8-K as Exhibit 99.1, which is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 99.1 Press release dated November 24, 2009 of Quality Systems, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2009	QUALITY SYSTEMS, INC.
	By:	/s/ Paul Holt
Paul Holt
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	Press release dated November 24, 2009 of Quality Systems, Inc.